[ARTHUR KORN LETTERHEAD ]
                           CERTIFIED PUBLIC ACCOUNTANT




November 4, 1996

Securities and Exchange Commission
Washington, D. C. 20549

Re: Guinness Telli*Phone Corporation

     The purpose of this letter is to notify the Commission that Arthur Korn, CPA is in agreement with the statements made by Guinness Telli*Phone Corporation in its Form 8-K dated August 27, 1996 regarding its change in independent auditor.

     The independent auditor's report for the three years ended December 31, 1995 contained no adverse opinion or disclaimer of opinion and was qualified as to the Company's ability to continue as a going concern and the application of Financial Accounting Standards No. 86. Since the date of Guinness Telli*Phone Corporation's latest audited financial statements, December 31, 1995, there have been no disagreements between Guinness Telli*Phone Corporation and Arthur Korn, CPA on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Arthur Korn, CPA would have caused me to make reference with Guinness Telli*Phone Corporation's reports to the subject matter of the disagreements.



Sincerely,

/s/ Arthur Korn
----------------
Arthur Korn, CPA